Exhibit 99.1

PROXY
ESSEX BANCORP, INC.

This Proxy is Solicited by the Board of Directors for use
at the Special Meeting of Shareholders on                 , 2003

     The undersigned shareholder of Essex Bancorp, Inc. (“Essex”) hereby constitutes and appoints               and               , and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of common stock of Essex which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Essex to be held at    :00 p.m., local time, on               , 2003, and at any adjournments thereof (the “special meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, which are part of the Registration Statement on Form S-4 of Southern Financial Bancorp, Inc. (“Southern Financial”), both dated               , 2003, timely receipt of which is hereby acknowledged.

     This Proxy may be revoked at any time before it is exercised.

     1.     Proposal to approve the Amended and Restated Agreement and Plan of Reorganization (the “Agreement”) dated as of July 24, 2003 by and among Southern Financial, Essex and LoanCare Servicing Center, Inc., which provides for the merger of Essex with and into Southern Financial as described in the Proxy Statement/Prospectus.

For	Against	Abstain

     2.     Proposal to approve an award by Essex of 21,000 shares of Essex restricted common stock to Gene D. Ross, President and Chief Executive officer of Essex.

For	Against	Abstain

     3.     Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement.

For	Against	Abstain

     4.     In their discretion, upon any other matter that may properly come before the special meeting or any postponement or adjournment thereof.

Authorized	Withhold Authority

     Shares of Essex common stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement, “FOR” the proposal to approve the restricted stock award to Gene D. Ross, and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the Agreement. If any other matter is properly presented at the special meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

     The Board of Directors of Essex unanimously recommends a vote “FOR” approval of the Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies. The Board of Directors of Essex (with Mr. Ross abstaining) also recommends a vote “FOR” approval of the restricted stock award to Gene D. Ross. Such votes are hereby solicited on behalf of the Board of Directors.

     Please sign, date and return this proxy promptly using the enclosed envelope to: Essex Bancorp, Inc., Attn: Jennifer L. DeAngelo, Corporate Secretary, 9 Interstate Corporate Center, Norfolk, Virginia 23502.

     Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Essex. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

(Signature of Shareholder)

(Print Name of Shareholder)

Dated , 2003